Exhibit 99.1
For further information contact
James Vanderhider at 713-659-3500
FOR IMMEDIATE RELEASE
Belden & Blake Corporation Announces Redemption Of
8.75% Senior Notes Due 2012
Houston, TX (April 21, 2011) — Belden & Blake Corporation (the “Company”) today announced it is redeeming all of its remaining outstanding 8.75% Senior Secured Notes due 2012 (the “Notes”). The current outstanding balance is $139,475,000. The redemption will be made in accordance with the terms of the indenture governing the Notes.
The Company expects to redeem the Notes on May 24, 2011 (the “Redemption Date”) at a redemption price of 100% of their principal amount, plus accrued and unpaid interest to the Redemption Date.
Cede & Co., the record holder for each of the Notes, as nominee of The Depository Trust Company (“DTC”), has been notified of the redemption. DTC will manage all communication with broker-dealer firms and underlying beneficial owners. The Company has no control over the DTC redemption process. Owners of Notes should contact their financial advisers for more specific details regarding their broker-dealer’s procedures.
This announcement is for informational purposes only, and is not an offer to purchase or sell, or a solicitation of an offer to purchase or sell, with respect to any securities.
The Company is an independent energy company engaged in the exploitation, development, production, operation and acquisition of oil and natural gas properties.
It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, such as those related to the redemption of the Notes and the methodology for and timing of such redemption. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the SEC, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on the SEC’s website at www.sec.gov.

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